EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-178249) and related Prospectus of Icahn Enterprises L.P. and to the incorporation by reference therein of our reports dated February 23, 2011, with respect to the consolidated financial statements of Federal-Mogul Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Detroit, Michigan
December 16, 2011